A.I. SOFTWARE ACQUIRES PATENTED STEM CELL EXPANSION TECHNOLOGY THAT COULD BRIGHTEN FUTURE OF BONE MARROW TRANSPLANTS IN ADULTS

Contact: Angel Streeter 561/750-9800 ext. 21

FOR IMMEDIATE RELEASE

VANCOUVER, British Columbia, May 5, 2003 - A.I. Software, Inc., (OTCBB: ASOW) announced today that is has reached an agreement with the Weitzman Institute of Science and Technion - Israel Institute of Technology to acquire the exclusive rights of stem cell expansion technology.

Medical experts stated that the patented technology currently in its developmental stages could be pivotal in enabling cord blood transplants in adults.

Researchers at Israel's top research institutions have developed a unique advanced technology in its early stages that expands stem cells from umbilical cord blood without differentiation, possibly allowing better results in cord blood transplants in adults.

As part of the agreement, A.I. will have the licensing rights to a stromal cell bioreactor-a unique process and protein that assists in restoring the bone marrow in adults suffering from leukemia, lymphomas, autoimmune disease and other blood-related disorders.

A.I. is acquiring the rights to the stem cell expansion technology for cash and future royalties. The company plans to provide cell expansion services to cord blood banks and transplant centers throughout the United States and Europe as well as selectively licensing the technology to industry partners.

"Cord blood transplants increasingly have become a viable option for patients whose bone marrow cells have been ravaged by disease and who lack matched donors for a bone marrow transplant," said Dr. Shai Meretzki, the main inventor at the Technion who developed the stem cell expansion process. "Stem cells found in cord blood have high tolerance levels. This adds to the fact that cord blood is readily available and easily attained. Cord blood stem cells facilitate an optimal transplant solution."

Currently, success in cord blood transplants has been limited to babies and young children because of the small number of stem cells collected from umbilical cord blood.

"The patented technology acquired by A.I. could expand stem cells in cord blood that would be ample enough to treat adults who need bone marrow transplants," Meretzki said.

Since 1989, cord blood has been used to restore the bone marrow of leukemia patients and cancer patients whose natural bone marrow was destroyed by radiation and chemotherapy treatments. Restoring bone marrow using cord blood transplant has been performed more than 3,000 times worldwide.

Safe Harbor Statement:

Statements in this document that are not purely historical are forward-looking statements, including any statements regarding beliefs, plans, expectations or intentions regarding the future. Forward-looking statements in this release include statements regarding: the Corporation developing stem cell technology into a useful product for bone marrow transplants and providing cell expansion services to cord blood banks and transplant centers in the United States and Europe. It is important to note that actual outcomes and the Corporation's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include risks and uncertainties such as the inability to complete its obligations under the agreement, inability to finance the planned development of the technology and unforeseen technical difficulties in developing the stem cell technology, which could among other things, delay product release and impede the planned development of the technology. Further, there may be failure of a sufficient market to develop for the planned products and processes of the Corporation.